Exhibit 99.1

For Immediate Release	For More Information, Contact:
July 7, 2015	Tom Gdowski 308-382-3136

EQUITABLE FINANCIAL CORP. ANNOUNCES RESULTS OF

OFFERING AND CLOSING DATE OF CONVERSION

Grand Island, Nebraska, July 7, 2015 – Equitable Financial Corp., a Maryland corporation (“New Equitable”), announced today that it expects to sell 1,983,160 shares of common stock (including 118,989 shares to be issued to the employee stock ownership plan) at $8.00 per share, for gross offering proceeds of approximately $15.9 million in its subscription and community offerings.  As previously announced, New Equitable received orders in those offerings in excess of the adjusted maximum of the offering range, and the offerings therefore were oversubscribed.

All eligible depositors of Equitable Bank who properly submitted orders for stock in the subscription offering will have their orders for stock accepted in full.   Those persons who properly submitted orders in the local community offering will also have their orders filled.  For orders from the existing stockholder category, there will be an allocation in accordance with the procedures outlined in the prospectus for the offering.

If you are a subscriber and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com.  You also may contact the Stock Information Center at 1-(877) 821-5783 from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday.

Concurrent with the completion of the offerings, shares of stock of Equitable Financial Corp., a federal corporation (OTC Pink: EQFC) (“Old Equitable”) will be exchanged for shares of New Equitable’s common stock so that Old Equitable’s existing stockholders will own approximately the same percentage of New Equitable’s common stock as they owned of Old Equitable’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus.  As a result, stockholders of Old Equitable will receive 1.0911 shares of New Equitable’s common stock for each share of Old Equitable common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $8.00 per share.  As a result of the offering and the exchange of shares, New Equitable will have 3,477,328 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.

The transaction is now scheduled to close on July 8, 2015, rather than July 7, 2015 as previously announced, at which time Old Equitable and Equitable Financial MHC will cease to exist and New Equitable will become the fully public stock holding company of Equitable Bank, Grand Island, Nebraska.  The shares of common stock of New Equitable sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on July 9, 2015 under the trading symbol “EQFN”.

Direct Registration Statements reflecting the shares purchased in the offering will be mailed to subscribers promptly following the closing.  Stockholders of Old Equitable holding shares in street name will receive shares of New Equitable common stock and cash in lieu of fractional shares within their accounts.  Stockholders of Old Equitable holding shares in certificated form will be mailed a letter of transmittal promptly following the closing.  After submitting their stock certificates and a properly completed letter of transmittal to New Equitable’s exchange agent, these stockholders will receive Direct Registration Statements reflecting their shares of New Equitable common stock and cash in lieu of fractional shares.

About Equitable Bank

Equitable Bank has been in operation in Grand Island, Nebraska since 1882.  A full-service bank with four branches in Grand Island, North Platte and Omaha, Equitable offers consumer, commercial and ag loans, home loans, checking and savings accounts, financial planning and retirement services.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the plan of conversion and reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Old Equitable, New Equitable and Equitable Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of New Equitable are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.